Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Continental Corporation and Subsidiary, which report appears in the Form 10-K of the Company for the year ended December 31, 2011.

/s/ Moss Adams LLP

June 1, 2012
Portland, Oregon